UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 12, 2009
BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51584	04-3510455

(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (413) 443-5601
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-1.1 Underwriting Agreement dated May 12, 2009, among Berkshire Hills Bancorp, Inc. and Sandler O'Neill & Partners, L.P. as the representatives of the Underwriters

Item 1.01 Entry Into a Material Definitive Agreement
     On May 12, 2009, Berkshire Hills Bancorp, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P. as representative of the underwriters named therein, pursuant to which the Company agreed to issue and sell 1,400,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a public offering price of $21.50 per share in an underwritten public offering (the “Offering”). As part of the Offering, the Company has granted the underwriters a 30-day option to purchase up to an additional 210,000 shares of Common Stock to cover over-allotments. The net proceeds of the Offering, after underwriting discounts and commissions and before giving effect to the over-allotment option, if exercised, will be approximately $28.0 million.
     In connection with the Offering, the Company and certain of its officers and directors have agreed to enter into 90-day “lock-up” agreements in substantially the form included in the Underwriting Agreement and subject to customary exceptions.
     The Offering is only being made under a prospectus supplement and the accompanying prospectus filed with the Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-137246). The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement dated May 12, 2009, among Berkshire Hills Bancorp, Inc. and Sandler O’Neill & Partners, L.P. as the representatives of the Underwriters.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.
Date: May 14, 2009	By:	/s/ Kevin P. Riley
Kevin P. Riley,
Executive Vice President and Chief Financial Officer